Exhibit 4.2.5

This Mortgage was prepared by and when recorded should be mailed to:

Armstrong Teasdale LLP

Attn:  Timothy J. Tryniecki

One Metropolitan Square
St. Louis, Missouri  63102

Permanent Tax Identification Numbers described herein:
10-10-09-200-001

10-10-09-200-010

04-10-04-400-002

Street Address of Property described herein:

1301 South Front Street

Pekin, Illinois

Space above reserved for Recorder’s Use Only

THIS INSTRUMENT SHOULD BE FILED AS A MORTGAGE
AND AS A FIXTURE FILING

THE NAME OF THE RECORD FEE SIMPLE OWNER OF THE PROPERTY IS:

MGP INGREDIENTS,INC., a Kansas corporation,

formerly known as Midwest Grain Products, Inc., a Kansas corporation

THE FEIN# OF THE DEBTOR IS:  48-0531-200

THIS LIMITATION DOES NOT INCLUDE INTEREST, ATTORNEYS’ FEES, DISBURSEMENTS OR OTHER COSTS AND EXPENSES WHICH MORTGAGEE MAY COLLECT PURSUANT TO THIS MORTGAGE (AS DEFINED HEREIN), THE LOAN INSTRUMENTS (AS DEFINED HEREIN) OR UNDER APPLICABLE LAW.

THIS MORTGAGE, ASSIGNMENT OF RENTS, SECURITY AGREEMENT AND FIXTURE FILING (this “Mortgage”) is made as of  August 14, 2009, by MGP Ingredients, Inc., a corporation duly organized and validly existing under the laws of the State of Kansas, authorized to do and conduct business in the State of Illinois and having an office at 100 Commercial Plaza, Atchison, Kansas 66002 Attn:  Timothy W. Newkirk, President, formerly known as Midwest Grain Products, Inc., a Kansas corporation (the “Mortgagor”), in favor of Central Illinois Light Company, and having an office at 300 Liberty Street, Peoria, Illinois 61602, Attention:  Stan E. Ogden, Vice President (the “Mortgagee”).

W I T N E S S E T H:

WHEREAS, Mortgagor and Mortgagee are parties to that certain Restructuring Agreement dated July 20, 2009 (the “Restructuring Agreement”), pursuant to which Mortgagor has executed and delivered to Mortgagee the Note, as defined therein, dated July 20, 2009 and in the principal amount of $11,614,197.19 (the “Note”); except as otherwise herein expressly provided, all capitalized terms not otherwise defined herein shall have the meaning provided in the Restructuring Agreement;

WHEREAS, as a condition to Mortgagee’s extension of credit to the Mortgagor pursuant to the Restructuring Agreement, Mortgagee has required that Mortgagor execute and deliver this Mortgage;

WHEREAS, all advances, indebtedness and obligations of Mortgagor arising and accruing under the Restructuring Agreement from time to time shall be secured by this Mortgage to the same extent as though advanced on the date hereof; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and FOR THE PURPOSE OF SECURING the following items (a) through (e) (collectively, the “Obligations”):

(a)           all payment and other obligations of Mortgagor arising under the Note, as the same may hereafter be amended;

(b)           the performance and payment of all covenants, agreements and obligations contained herein and in the Restructuring Agreement and all other monies secured hereby, including, without limitation, any and all sums expended by the Mortgagee pursuant to Section 1.06, together with interest thereon;

(c)           the performance and payment of all covenants, agreements and obligations arising under that certain Assignment of Income Tax Refunds and Proceeds dated July 20, 2009 from Mortgagor to Mortgagee (the “Assignment of Income Tax Refunds”);

(d)           all indebtedness and obligations arising pursuant this Mortgage and to any and all other agreements or assignments securing the Note; and

(e)           the payment of any sum or sums of money which may hereafter be payable by Mortgagor and the observance of all other obligations of Mortgagor to Mortgagee under the Restructuring Agreement, as the same may be amended or modified.

Mortgagor, for and in consideration of the debt hereinafter described and created, and of Ten Dollars and No Cents ($10.00) paid to Mortgagor by Mortgagee, the receipt of which is hereby acknowledged, hereby GRANTS, BARGAINS, REMISES, RELEASES, SELLS, CONVEYS and CONFIRMS to Mortgagee, its successors and assigns forever, all of Mortgagor’s estate, right, title and interest in, to and under, and grants to Mortgagee a security interest in, any and all of the following described property which is (except where the context otherwise requires) herein collectively called the “Property”, whether now owned or held or hereafter acquired, such term also referring to any part or parcel hereof:

(a)           all of the real estate and property legally described in Exhibit A attached hereto and by this reference made a part hereof, including any buildings or other improvements thereon (hereinafter called the “Real Estate”); and

(b)           all right, title and interest of Mortgagor, including any after-acquired title or reversion, in and to the beds of the ways, streets, avenues and alleys adjoining the Real Estate and in and to any strips, gaps or gores adjoining the Real Estate on all sides thereof; and

(c)           all of the tenements, hereditaments, easements, appurtenances, passages, waters, water rights, water courses, riparian rights and other rights, liberties and privileges thereof now or hereafter appertaining to the Real Estate, including any homestead or other claim at law or in equity, any after-acquired title, franchises, licenses, and any reversions and remainders thereof; and

(d)           Mortgagor’s interest in all buildings and improvements of every kind and description now or hereafter erected or placed on the Real Estate (the “Improvements”); all materials intended for construction, reconstruction, alterations and repairs of the Improvements (whether stored or located on site or stored off site), all of which materials shall be deemed to be included within the Property hereby conveyed immediately upon the delivery thereof to the Real Estate; all fixtures now or hereafter owned by Mortgagor and attached to or used in connection with Real Estate and Improvements (“Fixtures”), including but not limited to all furniture and furnishings, apparatus, machinery, motors, elevators, fittings, radiators, gas ranges, mechanical refrigerators, awnings, shades, screens, office equipment, blinds, carpeting and other furnishings, and all plumbing, beating, lighting, cooking, laundry, ventilating, refrigerating, incinerating, air conditioning, central energy and sprinkler equipment and fixtures and appurtenances thereto; and all renewals or replacements of any of the foregoing, whether or not the same are or shall be attached to the Improvements.  Notwithstanding anything herein to the contrary, Mortgagee shall not have a security interest in and to Mortgagor’s “equipment” as such term is defined in the Uniform Commercial Code for Illinois (the “Code”); and

(e)           all of the rents, issues, proceeds and profits accruing or to accrue from the Real Estate or arising from the use or enjoyment of all or any portion thereof or from any lease or agreement pertaining thereto; and all right, title and interest of Mortgagor in and to all leases of the Real Estate now or hereafter existing; including without limitation all deposits made thereunder to secure performance by the tenants of their obligations thereunder; and

(f)            all goodwill, trademarks, trade names, option rights, purchase contracts, books and records and general intangibles of Mortgagor relating to the Real Estate or the Improvements including, without limitation, all rights of Mortgagor under or with respect to all accounts, contract rights, instruments, chattel paper and other rights of Mortgagor for payment of money for property sold, rented or lent, for services rendered, for money lent, or advances or deposits made, and any other intangible property of Mortgagor related to the Real Estate or the Improvements; and

(g)           all rights, including all copyrights, of Mortgagor to plans and specifications, designs, drawings and other matters prepared for any construction on or renovation or alteration of the Real Estate and Improvements; and

(h)           all licenses, permits, authorizations or approvals of any type or nature whatsoever, now owned or held or hereafter acquired which relate to the use, development or occupancy of the Real Estate; and

(i)            all proceeds (including claims or demands thereto) of the conversion, voluntary or involuntary, of any of the foregoing into cash or liquidated claims, including without limitation all proceeds of insurance (including unearned premiums) and condemnation awards including interest thereon.

TO HAVE AND TO HOLD the Property with all privileges and appurtenances thereunto belonging, to the Mortgagee and its successors and assigns, forever, upon the terms and conditions and for the uses hereinafter set forth;

PROVIDED ALWAYS, that if the principal of and interest on the Loans under the Restructuring Agreement and all of the other Obligations shall be paid in full, and the Mortgagor shall abide by and comply with each and every covenant contained herein and in the Restructuring Agreement, then this Mortgage and the lien and estate hereby granted shall cease, terminate and become void.

This Mortgage, the Note, the Restructuring Agreement, Assignment of Income Tax Refunds and any other instrument given to evidence or further secure the payment and performance of any Obligations are sometimes hereinafter collectively referred to as the “Loan Instruments”.

TO PROTECT THE SECURITY OF THIS MORTGAGE, THE MORTGAGOR HEREBY COVENANTS AND AGREES AS FOLLOWS:

ARTICLE 1
Particular Covenants and Agreements of the Mortgagor

Section 1.01           Title, Etc.

(a)           Mortgagor has full power and authority to execute this Mortgage and is lawfully seized of the Property in fee simple absolute and has good right and lawful authority to convey the same free and clear of all restrictions, encumbrances, and liens except those encumbrances, easements, reservations, and restrictions now of record and listed on Exhibit B attached hereto (the “Permitted Exceptions”).  Mortgagor shall keep the Property free from all liens and claims of every kind, whether statutory or otherwise, except for Permitted Exceptions.  Mortgagor will, at its expense, warrant and defend all such title and the lien and security interest of this Mortgage against all claims and demands and will maintain and preserve such lien and security interest so long as all or any portion of the Obligations are outstanding.  Mortgagor agrees, at the request of Mortgagee, from time to time, to execute any further assurances of title and to provide Mortgagee with such evidence thereof as Mortgagee shall request.

Section 1.02           Further Assurances; Filing; Re-Filing; Etc.

(a)           Further Instruments.  To the extent permitted by and subject to applicable law, the Mortgagor shall execute, acknowledge and deliver, from time to time, such further instruments as the Mortgagee may reasonably require to accomplish the purposes of this Mortgage.

(b)           Filing and Re-Filing.  Subject to applicable law, the Mortgagor, immediately upon the execution and delivery of this Mortgage, and thereafter from time to time upon reasonable advance notice from Mortgagee, shall cause this Mortgage, any security agreement or mortgage supplemental hereto and each instrument of further assurance to be filed, registered or recorded and re-filed, re-registered or re-recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and perfect the lien or estate of this Mortgage upon the Property.

(c)           Fees and Expenses.  The Mortgagor shall pay all filing, registration and recording fees, all re-filing, re-registration and re-recording fees, and all expenses incident to the execution, filing, recording and acknowledgment of this Mortgage, any security agreement or mortgage supplemental hereto and any instrument of further assurance, and all Federal, state, county and municipal stamp taxes and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery, filing and recording of this Mortgage or any of the other Loan Instruments, any security agreement or mortgage supplemental hereto or any instruments of further assurance.

Section 1.03           Insurance; Foreclosure.  In the event of foreclosure of the lien of this Mortgage or other transfer of title or assignment of the Property in extinguishment, in whole or in part, of the Obligations, all right, title and interest of the Mortgagor in and to all policies of casualty insurance covering all or any part of the Property shall inure to the benefit of and pass to the successors in interest to the Mortgagor or the purchaser or grantee of the Property or any part thereof.

Section 1.04           Impositions.

(a)           Payment of Impositions.  The Mortgagor shall pay or cause to be paid, before any fine, penalty, interest or cost attaches thereto, all taxes, assessments, water and sewer rates, utility charges and all other governmental or non-governmental charges or levies now or hereafter assessed or levied against any part of the Property (including, without limitation, non-governmental levies or assessments such as maintenance charges, owner association dues or charges or fees, levies or charges resulting from covenants, conditions and restrictions affecting the Property) or upon the lien or estate of the Mortgagee therein (collectively, “Impositions”), as well as all claims for labor, materials or supplies that, if unpaid, will by law become a prior lien thereon, and within ten (10) days after request by the Mortgagee will exhibit receipts showing payment of any of the foregoing; provided, however, that if by law any such Imposition may be paid in installments (whether or not interest shall accrue on the unpaid balance thereof), the Mortgagor may pay the same in installments (together with accrued interest on the unpaid balance thereof) as the same respectively become due, before any fine, penalty or cost attaches thereto.

(b)           Right to Contest Impositions.  Notwithstanding anything contained in Section 1.04(a) to the contrary, the Mortgagor at its expense may, after prior notice to the Mortgagee, contest the amount or validity or application, in whole or in part, of any Imposition or lien therefor or any claims of mechanics, materialmen, suppliers or vendors or lien thereof, and may withhold payment of the same pending such proceedings if permitted by law.

Section 1.05           Limitations of Use.  Subject to applicable law, the Mortgagor shall not initiate, join in or consent to any change in any private restrictive covenant, zoning ordinance or other public or private restrictions limiting or defining the uses that may be made of the Property and the Improvements or any part thereof that would have a material adverse effect on the value of the Property or the Improvements.  Except as otherwise permitted under the Loan Instruments, the Mortgagor shall comply in all material respects with the provisions of all leases, licenses, agreements and private covenants, conditions and restrictions that at any time are applicable to the Property.

Section 1.06           Actions to Protect Property.

(a)           If the Mortgagor shall fail to (a) effect the insurance required hereby, (b) make the payments required by Section 1.04 hereof, or (c) perform or observe any of its other covenants or agreements hereunder, the Mortgagee may, without obligation to do so, and upon notice to the Mortgagor (except in an emergency) effect or pay the same.  To the maximum extent permitted by law, all sums, including reasonable attorneys’ fees and disbursements, so expended or expended to sustain the lien or estate of this Mortgage or its priority, or to protect or enforce any of the rights hereunder, or to recover any of the Obligations, shall be a lien on the Property, shall be deemed to be added to the Obligations secured hereby, and shall be paid by the Mortgagor within ten (10) days after demand therefor, together with interest thereon at the Default Rate, as such term is defined in the Note.

(b)           Insurance.

(i)            Mortgagor, at Mortgagor’s sole expense, shall insure the Property for the benefit of Mortgagee against loss or damage thereto and shall keep in effect, for Mortgagee’s benefit, comprehensive general public liability insurance against claims for bodily injury, death or property damage,  The policies of insurance required by this Section shall be in companies, forms and amounts, and for such periods and with such deductibles, as shall be customary for property similar in use, location and condition to the Property, and shall insure the respective interest of Mortgagor and Mortgagee.  The insurance proceeds from all such policies of insurance (other than the proceeds in respect of any liability insurance policy) shall be payable to Mortgagee pursuant to a noncontributing mortgagee endorsement satisfactory in form and substance to Mortgagee; except Mortgagee agrees that if such proceeds become payable, and so long as there is no uncured Default that has taken place hereunder, Mortgagor shall have the right to apply for and receive such proceeds for the sole purpose of repairing, restoring or rebuilding the Property, so damaged or destroyed, and Mortgagor shall give to Mortgagee a complete report of all insurance proceeds expended, together with copies of invoices and other supporting information.  Upon execution of this Mortgage, Mortgagor shall promptly furnish evidence of satisfactory insurance on the Property and that Mortgagor has complied with the other provisions of this Section.  At least fifteen (15) days prior to the expiration of each such policy,  Mortgagor shall furnish Mortgagee with evidence satisfactory to Mortgagee of the payment of premium and the reissuance of a policy continuing insurance in force as required by this Mortgage.  In addition to the other policies of insurance required hereunder, Mortgagor shall cause a title insurer reasonably acceptable to Mortgagee to insure, in favor of Mortgagee, Mortgagor’s ownership of, and Mortgagee’s lien on, the Property, subject only to Permitted Exceptions, in an amount equal to not less than $11,614,197.19 in such form, and with such affirmative coverage and endorsements as Mortgagee may reasonably request.

(ii)           Mortgagor shall obtain flood insurance, in such total amount as Mortgagee may from time to time require, and Mortgagor shall otherwise comply with the National Flood Insurance Program as set forth in the said Flood Disaster Protection Act of 1973 or evidence satisfactory to Mortgagee that the Property is not in a federally designated flood plain zone or a “flood prone” area pursuant to the Flood Disaster Protection Act of 1973 (U.S.C.) or any amendments or supplements thereto.

(c)           The following is added pursuant to 815 ILCS 180/10:

UNLESS YOU PROVIDE US WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY YOUR AGREEMENTS WITH US, PURSUANT TO THE LOAN INSTRUMENTS, WE MAY PURCHASE INSURANCE AT YOUR EXPENSE TO PROTECT OUR INTERESTS IN THE PROPERTY.  THIS INSURANCE MAY, BUT NEED NOT, PROTECT YOUR INTERESTS.  THE COVERAGE THAT WE PURCHASE MAY NOT PAY ANY CLAIM THAT YOU MAKE OR ANY CLAIM THAT IS MADE AGAINST YOU IN CONNECTION WITH THE PROPERTY.  YOU MAY LATER CANCEL ANY INSURANCE PURCHASED BY US, BUT ONLY AFTER PROVIDING US WITH EVIDENCE THAT YOU HAVE OBTAINED INSURANCE AS REQUIRED BY THE LOAN INSTRUMENTS.  IF WE PURCHASE INSURANCE FOR THE PROPERTY, YOU WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES WE MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE.  THE COSTS OF THE INSURANCE MAY BE ADDED TO YOUR TOTAL

OUTSTANDING BALANCE OR OBLIGATION.  THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE YOU MAY BE ABLE TO OBTAIN ON YOUR OWN.

Section 1.07           Condemnation

(a)           All compensation, proceeds and awards paid to or received by Mortgagor in any taking by eminent domain or conveyance in lieu thereof that may affect all or any part of or interest in the Property (whether permanently or temporarily), including severance and consequential damages and damages from a change in the grade of any street, are hereby assigned to Mortgagee subject to the terms hereof.  Mortgagor hereby appoints Mortgagee as its attorney-in-fact, coupled with an interest, to collect and receive the proceeds thereof and to give proper receipts therefor.  Mortgagor authorizes and empowers Mortgagee, as such attorney-in-fact, at Mortgagee’s option, on behalf of Mortgagor (notwithstanding the fact that the Obligations may not then be due and payable or that the Obligations are otherwise adequately secured), to adjust or join with Mortgagor in adjusting or compromising the claim for any such compensation, proceeds or awards.  After deducting all costs of collection, such compensation, proceeds and awards shall be applied, at the option of Mortgagee, as follows:  (i) as a credit upon any portion of the Obligations, as selected by Mortgagee; or (ii) to restoring the Improvements.  If Mortgagor is not then in default under any of the Loan Instruments, Mortgagee shall allow the proceeds to be applied as specified in alternative (ii) of the above sentence, with any excess proceeds remaining after restoration of the Improvements to be applied as specified in alternative (i).

(b)           In the event Mortgagee elects not to apply such compensation, proceeds or awards to the Obligations (or such application is not permitted above), Mortgagee shall release any such amounts in the same manner and under the same conditions as are specified above for the disbursement of insurance proceeds received in the event of casualty loss to the Property.

(c)           Mortgagor agrees to give Mortgagee immediate notice of the actual or threatened commencement of any such eminent domain proceeding, and agrees to promptly send to Mortgagee copies of any and all papers served or received by Mortgagor in connection with any such proceedings.  Mortgagor also agrees to make, execute and deliver to Mortgagee at any time or times, upon request, free, clear and discharged of any encumbrance of any kind whatsoever, any and all further assignments and/or other instruments which are deemed necessary by Mortgagee for the purpose of validly and sufficiently assigning to Mortgagee all such compensation, proceeds and awards to Mortgagee.

Section 1.08           Estoppel Certificates.  The Mortgagor, within five (5) days upon request in person or within ten (10) days upon request by mail, shall furnish the Mortgagee a written statement, duly acknowledged, of the amount of the Obligations then secured by this Mortgage and whether to their knowledge any offsets or defenses exist against any such Obligations.

Section 1.09           Indemnification; Subrogation; Waiver of Offset.

(a)           If Mortgagee is made a party defendant to any litigation concerning this Mortgage or the Property or any part thereof or interest therein, or the occupancy thereof by Mortgagor, then Mortgagor shall indemnify, defend and hold Mortgagee harmless from all liability by reason of said litigation, including reasonable attorneys’ fees and expenses incurred by Mortgagee in any such litigation, whether or not any such litigation is prosecuted to judgment.  If Mortgagee commences an action against Mortgagor to enforce any of the terms hereof or because of the breach by Mortgagor of any of the terms hereof, or for the recovery of any sum secured hereby, Mortgagor shall pay to Mortgagee, Mortgagee’s reasonable attorneys’ fees and expenses, and the right to such attorneys’ fees and expenses shall be deemed to have accrued on the commencement of such action, and shall be enforceable whether or not such action is prosecuted to judgment.  If Mortgagor breaches any term of this Mortgage, Mortgagee may employ an attorney or attorneys to protect its rights hereunder, and in the event of such employment following any breach by Mortgagor, Mortgagor shall pay Mortgagee reasonable attorneys’ fees and expenses incurred by Mortgagee, whether or not an action is actually commenced against Mortgagor by reason of breach;

(b)           Mortgagor waives any and all right to claim or recover against Mortgagee, its officers, employees, agents and representatives, for loss of or damage to Mortgagor, the Property, Mortgagor’s property or the property of others under Mortgagor’s control from any cause insured against or required to be insured against by the provisions of the Mortgage and Mortgagee waives any and all right to claim or recover against Mortgagor, its officers, employees, agents and representatives, for loss of or damage to Mortgagee, or Mortgagee’s property from any cause insured against or required to be insured against by the provisions of the Mortgage;

(c)           Except as otherwise provided herein or in any Loan Instruments, all sums payable by Mortgagor hereunder shall be paid without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction, and the obligations and liabilities of Mortgagor hereunder shall in no way be released discharged or otherwise affected (except as expressly provided herein) by reason of:  (i) any damage to or destruction of or any condemnation or similar taking of the Property or any part thereof; (ii) any restriction or prevention of or interference with any use of the Property or any part thereof; (iii) any title defect or encumbrance or any eviction from the Property or the Improvements or any part thereof by title paramount or otherwise; (iv) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to Mortgagor, or any action taken with respect to this Mortgage by any trustee or receiver of Mortgagor, or by any court, in any such proceeding; (v) any claim which Mortgagor has or might have against Mortgagee; (vi) any default or failure on the part of Mortgagee to perform or comply with any of the terms hereof or of any other agreement with Mortgagor; or (vii) any other occurrence whatsoever, whether similar or dissimilar to the foregoing.

Section 1.10           Usury.  Mortgagor represents and agrees that the proceeds of the Loan Instruments will be used for the purposes specified in 815 ILCS 205/4 and that the Obligations constitute a business loan which comes within the purview of said 815 ILCS 205/4.

ARTICLE 2
Assignment of Rents, Issues and Profits

Section 2.01           Assignment of Rents, Issues and Profits.  The Mortgagor hereby assigns and transfers to the Mortgagee, FOR THE PURPOSE OF SECURING the Obligations, all rents, and hereby gives to and confers upon the Mortgagee the right, power and authority to collect the same.  The Mortgagor irrevocably appoints the Mortgagee its true and lawful attorney-in-fact, at its option at any time and from time to time following the occurrence and during the continuance of a Default, to demand, receive and enforce payment, to give receipts, releases and satisfactions, and to sue, in the name of the Mortgagor or otherwise, for rents and apply the same to the Obligations as provided in paragraph (a) of Section 4.03; provided, however, that the Mortgagor shall have the right to collect rents at any time prior to the occurrence of a Default (but not more than one month in advance, except in the case of security deposits).

Section 2.02           Collection Upon Default.  To the extent permitted by law, upon the occurrence of any Default, the Mortgagee may, at any time without notice, either in person, by agent or by a receiver appointed by a court, and without regard to the adequacy of any security for the Obligations or the solvency of the Mortgagor, enter upon and take possession of the Property, the Improvements and the Fixtures or any part thereof, in its own name, sue for or otherwise collect Rents including those past due and unpaid, and, apply the same, less costs and expenses of operation and collection, including attorneys’ fees and disbursements, to the payment of the Obligations as provided in paragraph (a) of Section 4.03, and in such order as the Mortgagee may determine.  The collection of Rents or the entering upon and taking possession of the Property, the Improvements or the Fixtures or any part thereof, or the application thereof as aforesaid, shall not cure or waive any Default or notice thereof or invalidate any act done in response to such Default or pursuant to notice thereof.

ARTICLE 3
Security Agreement

Section 3.01           Creation of Security Interest.  The Mortgagor hereby grants to the Mortgagee a security interest in the Fixtures for the purpose of securing the Obligations.  The Mortgagee shall have, in addition to all rights and remedies provided herein and in the other Loan Instruments, all the rights and remedies of a secured party under the Code.  A statement describing the portion of the Property comprising the fixtures hereby secured is set forth in the granting clauses of this Mortgage.  The Mortgagor represents and warrants to the Mortgagee that the Mortgagor is the owner of the Property, the employer identification number of the Mortgagor is 48-0531-200.

Section 3.02           Warranties, Representations and Covenants.  The Mortgagor hereby warrants, represents and covenants that:  (a) the Fixtures will be kept on or at the Property and the Mortgagor will not remove any Fixtures from the Property, except as permitted under the Loan Instruments and except such portions or items of the Fixtures that are consumed or worn out in ordinary usage, all of which shall be promptly replaced by the Mortgagor, except as otherwise expressly provided in the Loan Instruments, (b) all covenants and obligations of the Mortgagor contained herein relating to the Property shall be deemed to apply to the Fixtures whether or not expressly referred to herein and (c) this Mortgage constitutes a security agreement and “fixture filing” as those terms are used in the Code.  The Mortgagor is the “Debtor” and its name and mailing address are set forth on Page 1 hereof.  The Mortgagee is the “Secured Party” and its name and mailing address from which information relative to the security interest created hereby are also set forth on Page 1 hereof and is authorized by Mortgagor, as the “Debtor” to file such financing statements in such public offices as Mortgagee deems necessary to perfect the security interests granted hereunder.  The information provided in this Section 3.02 is provided so that this Mortgage shall comply with the requirements of the Code for a mortgage instrument to be filed as a financing statement.

ARTICLE 4
Defaults; Remedies

Section 4.01           Defaults.  To the extent permitted by law, if any of the following events shall occur (a “Default”):  (i) a default or event of default under the Restructuring Agreement, the Note or any of the Loan Instruments, (ii) the failure of Mortgagor to pay the Obligations as said Obligations become due in accordance with the terms of the Restructuring Agreement, the Note or the Loan Instruments, (iii) failure by Mortgagor to punctually and fully perform and observe each term, covenant, agreement or condition contained in the Loan Instruments, including this Mortgage, (iv) a sale, transfer, conveyance, lease, contract for deed, or other disposition of all or any part of the Property, (v) title to the Property is or becomes unsatisfactory to the Mortgagee by reason of any lien, charge, encumbrance, title condition or exception, then the Obligations of the Mortgagor shall become due and payable, without presentment, demand, protest or other formalities of any kind, all of which have been waived pursuant to the Loan Instruments, (vi) Mortgagor files a petition in bankruptcy or, for an arrangement, or for reorganization pursuant to the federal Bankruptcy Code or any similar law, federal or state; files a petition or answer consenting to, or acquiescing in, a reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief, under any present or future statute, law or regulation; is adjudicated as a bankrupt; is determined to be insolvent by a decree of a court of competent jurisdiction; makes an assignment for the benefit of creditors; admits its inability to pay its debts generally as they become due; or consents to the appointment of a receiver or receivers of all or any part of its assets, (vii) the granting or entry of a final judgment, order or decree for the payment of money against Mortgagor, and Mortgagor’s failure to stay or discharge the same or cause it to be stayed or discharged within thirty (30) days after the date of a written notice from Mortgagee, if in the judgment of Mortgagee the granting or entry adversely affects Mortgagee’s security interest in the Property or Mortgagor’s ability to manage and operate the Property, or (viii) a default or event of default under that certain Mortgage, dated April 15, 2009, from Mortgagor to Exchange National Bank & Trust Co., (“Superior Lender”) recorded as Document number 200900008285 in the Records of the Tazewell County Recorder of Deeds records (“Superior Mortgage”), which results in an acceleration of all or any part of the loan extended by Superior Lender to Mortgagor.

Section 4.02           Default Remedies.

(a)           Remedies Generally.  If a Default shall have occurred and be continuing, this Mortgage may, to the maximum extent permitted by law, be enforced, and the Mortgagee may exercise any right, power or remedy permitted to it hereunder, under the Restructuring Agreement or under any of the other Loan Instruments or by law, and, without limiting the generality of the foregoing, the Mortgagee may, personally or by its agents, to the maximum extent permitted by law and upon application to a court of competent jurisdiction:

(i)            enter into and take possession of the Property or any part thereof, exclude the Mortgagor and all persons claiming under the Mortgagor whose claims are junior to this Mortgage, wholly or partly therefrom, and use, operate, manage and control the same either in the name of the Mortgagor or otherwise as the Mortgagee shall deem best, and upon such entry, from time to time at the expense of the Mortgagor and the Property, make all such repairs, replacements, alterations, additions or improvements to the Property or any part thereof as the Mortgagee may deem proper and, whether or not the Mortgagee has so entered and taken possession of the Property or any part thereof, collect and receive all Rents and apply the same to the payment of all expenses that the Mortgagee may be authorized to make under this Mortgage, the remainder to be applied to the payment of the Obligations until the same shall have been repaid in full; if the Mortgagee demands or attempts to take possession of the Property or any portion thereof in the exercise of any rights hereunder, the Mortgagor shall promptly turn over and deliver complete possession thereof to the Mortgagee; and

(ii)           personally or by agents, with or without entry, if the Mortgagee shall deem it advisable:

(A)                              proceed to protect and enforce its rights under this Mortgage, by suit for specific performance of any covenant contained herein or in the Loan Instruments or in aid of the execution of any power granted herein or in the Loan Instruments, or for the judicial foreclosure of this Mortgage (as a mortgage or otherwise) and the sale of the Property under the judgment or decree of a court of competent jurisdiction, or for the enforcement of any other right as the Mortgagee shall deem most effectual for such purpose, provided, that in the event of a sale by foreclosure of less than all of the Property, this Mortgage shall continue as a lien on, and security interest in, the remaining portion of the Property; or

(B)                                exercise any or all of the remedies available to a secured party under the Code, including, without limitation:

(i)            either personally or by means of a court appointed receiver, take possession of all or any of the Fixtures and exclude therefrom the Mortgagor and all persons claiming under the Mortgagor, and thereafter hold, store, use, operate, manage, maintain and control, make repairs, replacements, alterations, additions and improvements to and exercise all rights and powers of the Mortgagor in respect of the Fixtures or any part thereof; if the Mortgagee demands or attempts to take possession of the Fixtures in the exercise of any rights hereunder, the Mortgagor shall promptly turn over and deliver complete possession thereof to the Mortgagee;

(ii)           without notice to or demand upon the Mortgagor, make such payments and do such acts as the Mortgagee may deem necessary to protect its security interest in the Fixtures, including, without limitation, paying, purchasing, contesting or compromising any encumbrance that is prior to or superior to the security interest granted hereunder, and in exercising any such powers or authority paying all expenses incurred in connection therewith; and

(iii)          require the Mortgagor to assemble the Fixtures or any portion thereof, at a place designated by the Mortgagee and reasonably convenient to both parties, and promptly to deliver the Fixtures to the Mortgagee, or an agent or representative designated by it; the Mortgagee, and its agents and representatives, shall have the right to enter upon the premises and property of the Mortgagor to exercise the Mortgagee’s rights hereunder.

(b)           Appointment of Receiver.  If a Default shall have occurred and be continuing, the Mortgagee, to the maximum extent permitted by law and upon application to a court of competent jurisdiction, shall be entitled, as a matter of right, to the appointment of a receiver of the Property, without notice or demand, and without regard to the adequacy of the security for the Obligations or the solvency of the Mortgagor.  The Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor.  Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of the Mortgagee in case of entry and shall continue as such and exercise all such powers until the date of confirmation of sale of the Property, unless such receivership is sooner terminated.

(c)           Sale.  In any sale pursuant to any judgment or decree of court, the Property, to the maximum extent permitted by law, may be sold in one or more parcels or as an entirety and in such order as the Mortgagee may elect, without regard to the right of the Mortgagor or any person claiming under the Mortgagor to the marshalling of assets.  The purchaser at any such sale shall take title to the Property or the part thereof so sold free and discharged of the estate of the Mortgagor therein, the purchaser being hereby discharged from all liability to see to the application of the purchase money.  Any person, including Mortgagee or any lender, may purchase at any such sale.  Upon the completion of any such sale by virtue of this Section 4.02 or Section 6.05 the Mortgagee shall execute and deliver to the purchaser an appropriate instrument that shall effectively transfer all of the Mortgagor’s estate, right, title, interest, property, claim and demand in and to the Property or portion thereof so sold, but without any covenant or warranty, express or implied.  Any sale or sales made under or by virtue of this Mortgage, to the extent not prohibited by law, shall operate to divest all the estate, right, title, interest, property, claim and demand whatsoever, whether at law or in equity, of the Mortgagor in, to and under the Property, or any portions thereof so sold, and shall be a perpetual bar both at law and in equity against the Mortgagor and against any and all persons claiming or who may claim the same, or any part thereof, by, through or under the Mortgagor.  The powers and agency herein granted are coupled with an interest and are irrevocable.

(d)           Possession of Loan Instruments Not Necessary.  All rights of action under the Loan Instruments and this Mortgage may be enforced by the Mortgagee without the possession of the Loan Instruments and without the production thereof at any trial or other proceeding relative thereto.

Section 4.03           Application of Proceeds.

(a)           Application of Proceeds Generally.  The proceeds of any sale made under a judgment, order or decree made in any action to foreclose or to enforce this Mortgage, or of any monies held by the Mortgagee hereunder shall, to the maximum extent permitted by law, be applied:

(i)            first to the payment of all costs and expenses of such sale, including the Mortgagee’s attorneys’ fees and disbursements;

(ii)           then to the payment of all charges, expenses and advances incurred or made by the Mortgagee in order to protect the lien and estate of this Mortgage or the security afforded hereby;

(iii)          then to the payment in full of the Obligations, ratably in accordance with the respective amounts then due and owing or as the Mortgagee may otherwise agree;

and after payment in full of all Obligations any surplus remaining shall be paid to the Mortgagor or to whomsoever may be lawfully entitled to receive the same.

(b)           Liability for Deficiencies.  No sale or other disposition of all or any part of the Property pursuant to Sections 4.02 and 6.05 shall be deemed to relieve the Mortgagor of its obligations under the Restructuring Agreement or any other Loan Instrument except to the extent the proceeds thereof are applied to the payment of such obligations.  Except as otherwise provided in the Loan Instruments, if the proceeds of sale, collection or other realization of or upon the Property are insufficient to cover the costs and expenses of such realization and the payment in full of the Obligations, the Mortgagor shall remain liable for any deficiency.

Section 4.04           Right to Sue.  To the extent permitted by applicable law, the Mortgagee shall have the right from time to time to sue for any sums required to be paid by the Mortgagor under the terms of this Mortgage as the same become due, without regard to whether or not the Obligations shall be, or have become, due and without prejudice to the right of the Mortgagee thereafter to bring any action or proceeding of foreclosure or any other action upon the occurrence of any Default existing at the time such earlier action was commenced.

Section 4.05           Powers of the Mortgagee.  The Mortgagee may at any time or from time to time renew or extend this Mortgage or (with the agreement of the Mortgagor) alter or modify the same in any way, or waive any of the terms, covenants or conditions hereof or thereof, in whole or in part, and may release any portion of the Property or any other security, and grant such extensions and indulgences in relation to the Obligations, or release any person liable therefor as the Mortgagee may determine without the consent of any junior lien or encumbrance, without any obligation to give notice of any kind thereto, without in any manner affecting the priority of the lien and estate of this Mortgage on or in any part of the Property, and without affecting the liability of any other person liable for any of the Obligations.

Section 4.06           Remedies Cumulative.

(a)           Remedies Cumulative.  No right or remedy herein conferred upon or reserved to the Mortgagee is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy under this Mortgage, or under applicable law, whether now or hereafter existing; the failure of the Mortgagee to insist at any time upon the strict observance or performance of any of the provisions of this Mortgage or to exercise any right or remedy provided for herein or under applicable law, shall not impair any such right or remedy nor be construed as a waiver or relinquishment thereof.

(b)           Other Security.  To the extent permitted by law, the Mortgagee shall be entitled to enforce payment and performance of any of the Obligations of the Mortgagor and to exercise all rights and powers under this Mortgage or under any Loan Instrument or any laws now or hereafter in force, notwithstanding that some or all of the Obligations may now or hereafter be otherwise secured, whether by mortgage, deed of trust, pledge, lien, assignment or otherwise; neither the acceptance of this Mortgage nor its enforcement, whether by court action or other powers herein contained, shall prejudice or in any manner affect the Mortgagee’s right to realize upon or enforce any other security now or hereafter held by the Mortgagee, it being stipulated that the Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by the Mortgagee in such order and manner as the Mortgagee, in its sole discretion, may determine; every power or remedy given by the Note, this Mortgage or any of the other Loan Instruments to the Mortgagee, or to which the Mortgagee is otherwise entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by the Mortgagee, and the Mortgagee may pursue inconsistent remedies.

Section 4.07           Waiver of Stay, Extension, Moratorium Laws; Equity of Redemption.  To the maximum extent permitted by law, the Mortgagor shall not at any time insist upon, or plead, or claim or take any benefit or advantage of any applicable present or future stay, extension or moratorium law, that may affect observance or performance of the provisions of this Mortgage; nor claim, take or insist upon any benefit or advantage of any present or future law providing for the valuation or appraisal of the Property or any portion thereof prior to any sale or sales thereof that may be made under or by virtue of Section 4.02; and the Mortgagor, to the extent that it lawfully may, hereby waives all benefit or advantage of any such law or laws.  The Mortgagor for itself and all who may claim under it, hereby waives, to the maximum extent permitted by applicable law, any and all rights and equities of redemption from sale under any order or decree of foreclosure of this Mortgage and (if a Default shall have occurred) all notice or notices of seizure, and all right to have the Property marshalled upon any foreclosure hereof.  To the extent permitted by applicable law, the Mortgagee shall not be obligated to pursue or exhaust its rights or remedies as against any other part of the Property and the Mortgagor hereby waives any right or claim of right to have the Mortgagee proceed in any particular order.

ARTICLE 5
Environmental

Section 5.01           Environmental Representations and Warranties of Mortgagor.

(a)           Mortgagor covenants, represents and warrants to Mortgagee that to its actual knowledge, and except as disclosed on Schedule 5 attached hereto:

(i)            The Property is not being used to refine, produce, store, handle, transfer, process or transport Hazardous Material, except in compliance with Environmental Regulations;

(ii)           Mortgagor shall not in the future use all or any part of the Property for the purpose of refining, producing, storing, handling, transferring, processing, or transporting any pollutants or contaminates or any Hazardous Material or petroleum products in any manner which would result in a release or threatened release which could require response under applicable Environmental Regulations, nor shall Mortgagor permit or suffer any other party to use all or any part of its Property for any purpose forbidden herein.

(iii)          No violation of any Environmental Regulations now exists regarding the Property.

(b)           As used herein, the term “Hazardous Material” means any radioactive, hazardous, or toxic substance, material, waste, chemical, or similar item, the presence of which on the Property, or the discharge, emission, release, or threat of release of which on or from the Property, is prohibited or otherwise regulated by any laws, ordinances, statutes, codes, rules, regulations, orders, and decrees of the United States, the State of, and all local or governmental or regulatory authorities exercising jurisdiction over Mortgagor or the Property, or which require special handling in collection, storage, treatment, or disposal by any such laws or requirements.  The term Hazardous Material includes, but is not limited to, any material, substance, waste or similar item which is now or hereafter defined as a hazardous material, substance or term of similar meaning under the laws of the State of, the Federal Water Pollution Control Act (33 U.S.C. Section 1317), the Federal Resource Conservation and Recovery Act (RCRA) (42 U.S.C. Section 6901, et seq.), the Federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and (SARA) (42 U.S.C. Section 9601, et seq.), any rules or regulations adopted by any administrative agency, including, but not limited to, the Environmental Protection Agency, the Department of Transportation, and any similar state or local agency having jurisdiction over the Property or the Hazardous Material, whether or not such rules and regulations have the force of law.  The term “Environmental Regulations” as used herein means any federal, state or local laws, statutes, codes, ordinances, regulations, requirements or rules relating to any environmental matters, including the removal, handling, and disposal of hazardous or toxic waste materials.

Section 5.02           Environmental Covenants of Mortgagor.

(a)           Mortgagor shall furnish to the United States Environmental Protection Agency or any lawful authority all information lawfully requested by them with respect to the operations of the Property.  However, nothing herein shall operate to prevent Mortgagor from contesting any such information request by all lawful means.

(b)           Mortgagor shall operate its business on the Property in a careful and prudent manner, and shall require the tenants or occupants to avoid and prevent any “release,” as defined in CERCLA § 9601 (22), of any Hazardous Material on or about the Property into any waters or onto any lands, or air unless such release or disposal is pursuant to and in compliance with all applicable Environmental Regulations.

(c)           Mortgagor shall give written notice to Mortgagee immediately upon Mortgagor’s acquiring knowledge of the presence of any Hazardous Material on the Property in violation of Environmental Regulations or of any Hazardous Material contamination thereon, with a full description thereof.

(d)           Mortgagor shall immediately advise Mortgagee in writing of any notices received by Mortgagor or its agents, contractors, authorized representatives and employees, alleging that the Property contains Hazardous Material in violation of Environmental Regulations or contamination thereof, or that a violation or potential violation of any Environmental Regulation laws, ordinances, rules or regulations exists on or at the Property, or because of actions by Mortgagor, any tenants, or the agents of the same.

(e)           Mortgagor shall immediately advise Mortgagee in writing of all claims made or threatened by any third party against Mortgagor, its agents, contractors, authorized representatives and employees, or the Property relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Material pertaining to the Property.

(f)            Mortgagor shall immediately advise Mortgagee in writing upon Mortgagor’s acquiring knowledge of any discovery by Mortgagor’s agents, contractors, authorized representatives or employees, of any occurrence or condition on the Property or on any real property adjoining or in the vicinity of the Property which does or could cause the Property to become contaminated by Hazardous Material or otherwise be in violation of any Environmental Regulations, or cause the Property to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Regulations.

(g)           From time to time, during the term of this Mortgage, if Mortgagee has reasonable cause to believe that an environmental contamination has occurred at the Property, Mortgagee may notify Mortgagor in writing that it desires a site assessment or environmental audit (“Audit”) of the Property to be made.  Thereafter Mortgagor shall cause such an Audit to be made of the Property at Mortgagor’s sole expense.  Such Audit(s) shall be performed in a manner reasonably calculated to confirm and verify compliance with the provisions of this Mortgage.  Mortgagor covenants to reasonably cooperate with the persons conducting the Audit to allow entry and reasonable access to all portions of the Property for the purpose of the Audit, to supply the auditors with all available historical and operational information regarding the Property as may reasonably be requested by the auditors, and to make available for meetings with the auditors appropriate personnel and tenants having knowledge of the matters relevant to the Audit.  If the Audit shows a violation of the covenants contained herein or a violation of any Environmental Regulations, Mortgagor covenants to comply, at its own cost and expense, with all recommendations contained in the Audit, including any recommendation for additional testing and studies to detect the presence of Hazardous Material, or to otherwise confirm and verify Mortgagor’s compliance with the provisions of this Mortgage, to the extent required by Mortgagee.

Section 5.03           Mortgagor’s Obligations to Remedy Environmental Matters.

(a)           In the event any local governmental authority, any state or the federal government, or any agency of either, including, but not limited to, the United States Environmental Protection Agency, notifies Mortgagor that an investigation is being or will be conducted regarding the Property or that any “removal” or “remedial action” (as these terms are defined in 42 U.S.C. §§ 9601 (23) and (24) (or successor legislation), or any clean-up operations of any kind or nature are necessary to be performed on the Property, or in the event any of such authorities commence, perform or complete any clean-up operation, then Mortgagor shall notify Mortgagee thereof and the Mortgagor shall have the right to contest, by any lawful means, (a) the determination of such governmental authority that such clean-up operation is necessary, (b) the means or methods of clean-up proposed, ordered or undertaken by such governmental authority, (c) the extent of the clean-up proposed, ordered or undertaken by such governmental authority, or (d) any other matter respecting or relating to the clean-up proposed, ordered or undertaken by such governmental authority.  If such contest is unsuccessful, Mortgagor shall comply with any such determination in full accordance with all of the requirements then imposed.

(b)           Mortgagor shall also have the right to seek contribution, indemnity or any other legal right, remedy or recourse which Mortgagor has or may have against any party except Mortgagee or its officers, agents or employees.  Upon the entry of any final, nonappealable judgment (or the execution of a consent decree or other agreement between Mortgagor and such governmental authority) requiting Mortgagor to perform any clean-up operation on the Property, or in the event Mortgagor does not contest the clean-up ordered or undertaken by such governmental authority, then Mortgagor shall begin the clean-up operation and notify Mortgagee of the same, within five (5) days after (i) Mortgagor’s receipt of notice from such governmental authority that such clean-up is required, (ii) the commencement of such clean-up operation by such governmental authority, whichever is earlier, or (iii) the time periods set forth in the judgment, consent decree or other agreement.  Mortgagor shall promptly do the following as appropriate:

(i)            begin performance of the clean-up operation;

(ii)           cooperate with any governmental authority conducting any clean-up operation and reimburse said authority for the cost thereof if required by law to do so; and

(iii)          fully reimburse any other party in accordance with said final nonappealable judgment for any clean up operation performed as required by law and obtain a release from such party and furnish Mortgagee a copy of such release.

(c)           If Mortgagor fails to remove any Hazardous Material or otherwise comply with the Environmental Regulations, Mortgagee may, after notice to Mortgagor and the expiration of any cure period provided in this Mortgage, declare an Event of Default of this Mortgage and do whatever is necessary to either eliminate such Hazardous Material from the Property or otherwise cause compliance with the Environmental Regulations, in addition to exercising the other remedies of Mortgagee hereunder for a breach of this Mortgage.  All losses, costs, damages, claims, and expenses incurred by Mortgagee on account of Mortgagor’s failure to perform the obligations described in this Mortgage shall be immediately due and payable with interest thereon at the Default Rate, as such term is defined in the Note.

(d)           Mortgagor acknowledges that in the event any Hazardous Material is removed from the Property by either Mortgagor or by Mortgagee, the Environmental Protection Agency Generatory Identification Number used on the waste manifest such Hazardous Material shall be in the name of the Mortgagor, or Mortgagor’s agent (other than Mortgagee), shall assume all of Mortgagee’s potential and actual liability for the removal and disposal of such Hazardous Material.  Mortgagor shall give and hereby grants to Mortgagee, its agents and employees access to the Property, and hereby specifically grants the Mortgagee a license, effective upon expiration of the applicable cure period, if any, to remove such materials in order to comply with Environmental Regulations.  Notwithstanding the foregoing, Mortgagor shall not be in default hereunder, and the Mortgagee shall not have the right to accelerate the Obligations, so long as Mortgagor commences the clean-up operation within the time periods set forth above and thereafter diligently prosecutes such clean-up operation to completion.

(e)           In exercising any of the remedies provided herein or taking any of the actions which are authorized herein, Mortgagee will be acting solely and exclusively as agent for Mortgagor in attempting to realize the maximum return from the Property and in attempting to obtain payment to Mortgagee of the amounts which Mortgagee is to receive pursuant to the Note.  The parties acknowledge that in so doing, Mortgagee will not be or be deemed to be an “owner” or “operator” of the Property under any Environmental Regulation, and will not be assuming any obligations of Mortgagor to fully comply with the Environmental Regulations.  Mortgagor will specifically defend and indemnify Mortgagee against any such liability, cost, loss or expense.

Section 5.04           Environmental Indemnification.  Mortgagor hereby agrees to defend, indemnify and hold Mortgagee (including its successors, assigns, employees, contractors, agents, officers and directors) harmless from, any and all actions, loss, liability, damage, cost or expense occasioned by, resulting from, or consequent to any Hazardous Material or Hazardous Material contamination on the Property; any releases or discharges of Hazardous Material from the Property; any manufacturing, treating, storing, maintaining, holding, handling, transporting, spilling, leaking or dumping of Hazardous Material on, from or at the Property; any other violation of Hazardous Material laws, ordinances, rules and regulations; any claim or assertion that any Hazardous Material or Hazardous Material contamination is located on the Property; any claim that any such activities or violations have been, or are being, engaged in on the Property; or any other failure or alleged failure of Mortgagor, Mortgagor’s agents, contractors, authorized representatives or employees, the Property, to comply with the provisions of this Agreement.  This indemnity shall be enforceable notwithstanding any attempts by Mortgagor to exercise due diligence in ascertaining whether or not any of the events outlined above affect the Property.  In fulfilling Mortgagor’s obligations under this Section, Mortgagor is in no way admitting liability or waiving rights against third parties.  The loss, liability, damage, cost, or expense which is covered by this indemnity shall include, without limitation, all foreseeable consequential damages; the costs of any required or necessary repair, cleanup or detoxification of the Property, including the soil and ground water thereof, and the preparation and implementation of any closure, remedial or other required plans; damage to any natural resources; and all reasonable costs and expenses incurred by Mortgagee in connection with the above, including but not limited to attorneys’ and consultants’ fees.  It is the intent of Mortgagor and Mortgagee that Mortgagee shall have no liability or responsibility for damage or injury to human health, the environment or natural resources caused by, for abatement and/or clean-up of, or otherwise with respect to Hazardous Material by virtue of the interest of Mortgagee in the Property created hereby, or as the result of Mortgagee exercising any of its remedies hereunder, including but not limited to Mortgagee’s becoming the owner of the Property by foreclosure or conveyance in lieu of foreclosure.  Any amounts covered by the foregoing indemnification shall be added to the Obligations otherwise secured by the Mortgage and shall bear interest from the date incurred at the Default Rate, as such term is defined in the Note, and shall be payable on demand and be a part of the Obligations secured hereby.  Such expenses shall be reimbursed by Mortgagor to Mortgagee as and when such expenses are incurred, and Mortgagee shall not be required to wait until such losses, costs, damages, liabilities or expenses have been reduced to judgment.

ARTICLE 6
Miscellaneous

Section 6.01           Release by Mortgagee.  Upon the termination of the Restructuring Agreement and the payment in full of the Obligations, the Mortgagee shall release the lien of this Mortgage, or upon the request of the Mortgagor, and at the Mortgagor’s expense, assign this Mortgage without recourse to the Mortgagor’s designee, or to the person or persons legally entitled thereto, by an instrument duly acknowledged in form for recording.

Section 6.02           Second Mortgage.  Notwithstanding anything herein to the contrary, this Mortgage is a Second Mortgage subject and inferior to the Superior Mortgage.  No Default shall exist and no technical breach of the agreements herein shall occur as a result of said Superior Mortgage being of record as a lien upon the Property.  Further, if certain rights granted to Mortgagee under this Mortgage conflict with the terms of the Superior Mortgage or the rights granted thereunder, then such rights of Mortgagee shall be deemed waived to the extent of such conflict while the Superior Mortgage remains of record as a lien on the Property.

Section 6.03           Notices.  All notices, demands, consents, requests or other communications (collectively, “notices”) that are permitted or required to be given by any party to the other hereunder shall be in writing and given in the manner specified in the Restructuring Agreement.

Section 6.04           Amendments; Waivers; Etc.  This Mortgage cannot be modified, changed or discharged except by an agreement in writing, duly acknowledged in form for recording, signed by the Mortgagor and the Mortgagee with the consent of the Mortgagee.  For purposes hereof, a statement by the Mortgagee in any modification or supplement to this Mortgage to the effect that such modification or supplement has been consented to by the Mortgagee shall be conclusive evidence of such consent and it shall not be necessary for a copy of such consent to be recorded with such modification or supplement as a condition to such modification or supplement being recorded in the appropriate real estate records.

Section 6.05           Successors and Assigns.  This Mortgage applies to, inures to the benefit of and binds the Mortgagor and the Mortgagee and their respective successors and assigns and shall run with the Property.

Section 6.06           Captions.  The captions or headings at the beginning of Articles, Sections and paragraphs hereof are for convenience of reference and are not a part of this Mortgage.

Section 6.07           Severability.  If any term or provision of this Mortgage or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Mortgage, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Mortgage shall be valid and enforceable to the maximum extent permitted by law.  If any portion of the Obligations shall for any reason not be secured by a valid and enforceable lien upon any part of the Property, then any payments made in respect of the Obligations (whether voluntary or under foreclosure or other enforcement action or procedure or otherwise) shall, for purposes of this Mortgage (except to the extent otherwise required by applicable law) be deemed to be made (i) first, in respect of the portion of the Obligations not secured by the lien of this Mortgage, (ii) second, in respect of the portion of the Obligations secured by the lien of this Mortgage, but which lien is on less than all of the Property, and (iii) last, to the portion of the Obligations secured by the lien of this Mortgage, and which lien is on all of the Property.

Section 6.08           Inconsistencies.  In the event of any inconsistencies between the terms and conditions of this Article 6 and the other provisions of this Mortgage, the terms and conditions of this Article 6 shall control and be binding.

Section 6.09           Maximum Principal Sum.  It is agreed that the maximum amount of Obligations secured by this Mortgage, including all advancements, at any one time shall not exceed $12,000,000.00 (or the equivalent thereof in any foreign currency), plus interest thereon and any disbursements made for payment of taxes, special assessments, insurance on the Property, or any other disbursements made pursuant to the terms of this Mortgage or the Loan Instruments, including but not limited to all disbursements by Mortgagee pursuant to 735 ILCS 5/15-1302(b)(5), and interest on all such disbursements.

Section 6.10           In Rem Proceedings.  Supplementing other provisions hereof, mortgage foreclosures and other In Rem proceedings against Mortgagor may be brought in Tazewell County, Illinois or any federal court of competent jurisdiction in Illinois.

Section 6.11           Illinois Mortgage Foreclosure Law.  It is the intention of Mortgagor and Mortgagee that the enforcement of the terms and provisions of this Mortgage shall be accomplished in accordance with the Illinois Mortgage Foreclosure Law (the “Act”), 735 ILCS 5/15-1101, et seq., and with respect to such Act Mortgagor agrees and covenants that:

(a)           Mortgagor and Mortgagee shall have the benefit of all of the provisions of the Act, including, to the extent provided by law, all amendments thereto which may become effective from time to time after the date hereof.  In the event any provision of the Act which is specifically referred to herein may be repealed, Mortgagee shall have the benefit of such provision as most recently existing prior to such repeal, as though the same were incorporated herein by express reference;

(b)           Wherever provision is made in this Mortgage for insurance policies to bear mortgagee clauses or other loss payable clauses or endorsements in favor of Mortgagee, or to confer authority upon Mortgagee to settle or participate in the settlement of losses under policies of insurance or to hold and disburse or otherwise control use of insurance proceeds, from and after the entry of judgment of foreclosure, all such rights and powers of Mortgagee shall continue in Mortgagee as judgment creditor or mortgagee until confirmation of sale;

(c)           Except as varied by a court of law, all advances, disbursements and expenditures made or incurred by Mortgagee before and during a foreclosure, and before and after judgment of foreclosure, and at any time prior to sale, and, where applicable, after sale, and during the pendency of any related proceedings, for the purpose of preserving or restoring the Property, preserving the lien of the Mortgage or the priority thereof, or enforcing the Mortgage, in addition to those otherwise authorized by this Mortgage or the other Loan Instruments or by the Act (collectively “Protective Advances”), shall have the benefit of all applicable provisions of the Act.  All Protective Advances shall be so much additional indebtedness secured by this Mortgage, and shall become immediately due and payable without notice and with interest thereon from the date of the advance until paid at the rate of interest payable after default under the terms of the Restructuring Agreement.  This Mortgage shall be a lien for all Protective Advances as to subsequent purchasers and judgment creditors from the time this Mortgage is recorded pursuant to Subsection (b)(5) of Section 5/15-1302 of the Act;

(d)           In addition to any provision of this Mortgage authorizing Mortgagee to take or be placed in possession of the Property, or for the appointment of a receiver, Mortgagee shall have the right, in accordance with Sections 5/15-1701 and 5/15-1702 of the Act, to be placed in possession of the Property or at its request to have a receiver appointed, and such receiver, or Mortgagee, if and when placed in possession, shall have, in addition to any other powers provided in this Mortgage, all rights, powers, immunities, and duties as provided for in Sections 5/15-1701, 5/15-1703 and 5/15-1704 of the Act; and

(e)           Mortgagor acknowledges that the Property does not constitute agricultural real estate, as said term is defined in Section 5/15-1201 of the Act or residential real estate as defined in Section 5/15-1219 of the Act.  As provided by law and pursuant to Section 5/15-1601(b) of the Act, Mortgagor hereby waives any and all right of redemption.

(Remainder of page intentionally left blank — Signature page follows)

IN WITNESS WHEREOF, this Mortgage has been duly executed by the Mortgagor as of the day and year first above written.

MGP Ingredients, Inc., a Kansas corporation

By:	/s/ Timothy W. Newkirk
Timothy W. Newkirk
Title: President and CEO

STATE OF Kansas	)
) SS.
COUNTY OF Atchison	)

I, Marta L. Myers, Notary Public in and for said County and State, do hereby certify that Timothy W. Newkirk, President of MGP Ingredients, Inc., a corporation organized under the laws of Kansas, who is personally known to me to be a officer of said corporation and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he/she signed and delivered the said instrument as President & CEO of said corporation, as his free and voluntary act and deed, and the free and voluntary act and deed of said corporation for the uses and purposes therein set forth.

GIVEN under my hand and official seal, this the 11th day of August, 2009.

/s/ Marta L. Myers
Notary Public

My commission expires:	01/03/2010

[SEAL]

EXHIBIT A

THE LAND REFERRED TO IN THIS COMMITMENT IS DESCRIBED AS FOLLOWS:

Tract 1:

A part of the Northeast Quarter of Fractional Section 9, and a part of Lots 6 and 8 in the Southeast Quarter of Fractional Section 4, said Lots 6 and 8 being shown on plat recorded on page 57 of Plat Book “B”, in the Recorder’s Office of Tazewell County, Illinois, all being in Township 24 North, Range 5 West of the Third Principal Meridian, Tazewell County, Illinois, and more particularly described as follows:

Commencing at the Northeast corner of said Northeast Quarter of Fractional Section 9; thence South 89 degrees 29 minutes 14 seconds West, along the North line of said Fractional Section 9, a distance of 1,629.48 feet to the Place of Beginning; thence from said Place of Beginning South 20 degrees 05 minutes 14 seconds West a distance of 13.41 feet; thence South 86 degrees 48 minutes 22 seconds East a distance of 267.42 feet; thence South 00 degrees 56 minutes 03 seconds West a distance of 159.82 feet to the North line of The Quaker Oats Company by deed recorded in Book 2045, page 72, of the Tazewell County Recorder’s Office; thence South 89 degrees 27 minutes 16 seconds West along said North line a distance of 104.33 feet; thence South 00 degrees 56 minutes 03 seconds West along the West line of The Quaker Oats Company property described as in aforementioned deed, a distance of 253.00 feet to the South line of The American Distilling Company property; thence South 89 degrees 27 minutes 16 seconds West along the South line of The American Distilling property, a distance of 850.76 feet to the Southeast corner of a parcel conveyed by The American Distilling Company to Pekin River and Warehouse Terminal, Inc., by deed recorded in Book 2351, page 208, of the Tazewell County Recorder’s Office; thence North 25 degrees 40 minutes 22 seconds West along the Easterly line of said parcel, a distance of 371.70 feet; thence North 00 degrees 02 minutes 54 seconds West along the Easterly line of said parcel, a distance of 106.63 feet to the South line of said Fractional Section 4; thence continuing North 00 degrees 02 minutes 54 seconds along Easterly line of said parcel 77.64 feet to the Northerly corner of Pekin River and Warehouse Terminal Inc. property, and also being a point on the Northwesterly line of Lot 8 as recorded in Plat Book “B”, page 57 feet, of the Tazewell County Recorder’s Office; thence North 46 degrees 59 minutes 11 seconds East along the Northwesterly line, of said Lot 8 a distance of 1,110.92 feet; thence South 43 degrees 00 minutes 54 seconds East a distance of 280.47 feet; thence South 42 degrees 00 minutes 08 seconds West, a distance of 188.94 feet; thence South 19 degrees 51 minutes 12 seconds West, a distance of 276.07 feet; thence South 69 degrees 54 minutes 46 seconds East, a distance of 148.90 feet; thence South 20 degrees 05 minutes 14 seconds West, a distance of 182.59 feet to the Place of Beginning; situate, lying and being in the County of Tazewell and State of Illinois.

Tract 2:

A part of the Northeast Quarter of Fractional Section 9, and a part of Lots 6 and 8 in the Southeast Quarter of Fractional Section 4, said Lots 6 and 8 being shown on plat recorded in page 57 of Plat Book “B” in the Recorder’s office of Tazewell County, Illinois, all being in

Township 24 North, Range 5 West of the Third Principal Meridian, Tazewell County, Illinois and more particularly described as follows:

Commencing at the Southeast corner of the Southeast Quarter of said Fractional Section 4; thence South 89 degrees 29 minutes 14 seconds West, along the South line of the Southeast Quarter of Fractional Section 4, a distance of 1,020.92 feet to a concrete monument being the Place of Beginning for the Tract herein being described; thence North 37 degrees 03 minutes 04 seconds East a distance of 1,013.11 feet; thence North 57 degrees 55 minutes West a distance of 292.65 feet to the Northwesterly right-of-way line of South Front Street; thence North 29 degrees 56 minutes 48 seconds East, along the Northeasterly right-of-way line of South Front Street, a distance of 481.39 feet to a concrete monument; thence North 46 degrees 54 minutes 36 seconds West a distance of 263.31 feet to a point on the Northeasterly line of Lot 6 as recorded in Plat Book “B”, page 57, of the Tazewell County Recorder’s Office; thence North 24 degrees 46 minutes 48 seconds west, along the Northeasterly line of said Lot 6 a distance of 35.6 feet; thence North 87 degrees 04 minutes 48 seconds West a distance of 214.55 feet to a point on the Northwesterly line of said Lot 6; said point being 200 feet from the Northerly corner of said Lot 6; thence South 46 degrees 59 minutes 11 seconds West, along the Northwesterly line of said Lot 6 and 8 as recorded in Plat Book “B”, page 57 of the Tazewell County Recorder’s Office, a distance of 1,146.23 feet to the Northerly corner of Tract I previously described; thence South 43 degrees 00 minutes 54 seconds East, along said Tract I, a distance of 280.47 feet; thence South 42 degrees 00 minutes 08 seconds West, along said Tract I, a distance of 188.94 feet thence South 19 degrees 51 minutes 12 seconds West, along said Tract I, a distance of 276.97 feet; thence South 69 degrees 54 minutes 46 seconds East, along said Tract I, a distance of 148.90 feet; thence South 20 degrees 05 minutes 14 seconds West, along said Tract I, a distance of 196.00 feet; thence South 86 degrees 48 minutes 22 seconds East, along said Tract I, a distance of 267.42 feet; thence South 00 degrees 56 minutes 03 seconds West, along said Tract I, a distance of 159.82 feet to the property line of Quaker Oats Company; thence North 89 degrees 27 minutes 16 seconds East, along said property line a distance of 345.67 feet; thence North 00 degrees 56 minutes 03 seconds East, along said property line, a distance of 189.47 feet of the Place of Beginning; situate, lying and being in the County of Tazewell and State of Illinois.

EXHIBIT B

Schedule of Permitted Exceptions

1.             Mortgage, dated April 15, 2009, from Mortgagor to Exchange National Bank & Trust Co., recorded as Document number 200900008285 in the Records of the Tazewell County Recorder of Deeds records, in the maximum amount of Two Million Eight Hundred Thousand Dollars ($2,800,000.00).

2.             Easement in favor of Central Illinois Light Company, and its/their respective successors and assigns, to install, operate and maintain all equipment necessary for the purpose of serving the land and other property, together with the right of access to said equipment, and the provisions relating thereto contained in the grant recorded/filed in Book 1151, page 213.

3.             Easement in favor of Central Illinois Light Company, and its/their respective successors and assigns, to install, operate and maintain all equipment necessary for the purpose of serving the land and other property, together with the right of access to said equipment, and the provisions relating thereto contained in the grant recorded/filed in Book 954, page 269.

4.             Easement recorded September 2, 1964 in Vol. 711, page 241, and the terms, provisions and conditions contained therein.

5.             Easement in favor of Central Illinois Light Company & Middle States Telephone Company, and its/their respective successors and assigns, to install, operate and maintain all equipment necessary for the purpose of serving the land and other property, together with the right of access to said equipment, and the provisions relating thereto contained in the grant recorded/filed in Vol. 700, page 619.

6.             Easement in favor of Central Illinois Light Company, and its/their respective successors and assigns, to install, operate and maintain all equipment necessary for the purpose of serving the land and other property, together with the right of access to said equipment, and the provisions relating thereto contained in the grant recorded/filed as document no. 9615914.

7.             Easement in favor of Central Illinois Light Company, and its/their respective successors and assigns, to install, operate and maintain all equipment necessary for the purpose of serving the land and other property, together with the right of access to said equipment, and the provisions relating thereto contained in the grant recorded/filed in Book 1033, page 331.

8.             Easement in favor of Central Illinois Light Company, and its/their respective successors and assigns, to install, operate and maintain all equipment necessary for the purpose of serving the land and other property, together with the right of access to said equipment, and the provisions relating thereto contained in the grant recorded/filed in Book 853, page 474.

9.             Easement in favor of Central Illinois Light Company, and its/their respective successors and assigns, to install, operate and maintain all equipment necessary for the purpose of serving the land and other property, together with the right of access to said equipment, and the provisions relating thereto contained in the grant recorded/filed in Vol. 700, page 383.

10.           Rights of way for railroad switch and spur tracks, if any.

11.           Rights, if any, of the United States of America, the State of Illinois, the municipality and the public in and to that part of the land lying within the bed of the Illinois River; and the rights of other owners of land bordering on the river in respect to the water of said river.

12.           Consequences of the meandering of the Illinois River.

13.           Encroachment of the building over the easement recorded April 18, 1973 in Book 954, page 269 as disclosed on the survey prepared by Survey America Inc., dated October 8, 2008 and last revised November 17, 2008.

14.           Encroachment of parking spaces located mainly on the land encroach over and unto property to the Northeast as disclosed on the survey prepared by Survey America Inc., dated October 8, 2008 and last revised November 17, 2008.

15.           Encroachment of a retaining wall located mainly on the adjoining property over and onto the land at the Northwest portion of Tract 2 as disclosed on the survey prepared by Survey America Inc., dated October 8, 2008 and last revised November 17, 2008.

16.           Encroachment of a building located mainly on the land over and unto property Northwest and adjoining as disclosed on the survey prepared by Survey America Inc., dated October 8, 2008 and last revised November 17, 2008.

17.           Encroachment of the waste water treatment building located mainly on the land over and unto property Northwest and adjoining as disclosed on the survey prepared by Survey America Inc., dated October 8, 2008 and last revised November 17, 2008.

18.           Encroachment of two storage tanks located mainly on the land over and unto property Northwest and adjoining as disclosed on the survey prepared by Survey America Inc., dated October 8, 2008 and last revised November 17, 2008.

19.           Encroachment of a fence located mainly on the land over and unto property South and adjoining and Northwest and adjoining Tract 1 as disclosed on the survey prepared by Survey America Inc., dated October 8, 2008 and last revised November 17, 2008.

20.           Assignment of Lease agreement made between Amerenenergy Resources Generating Company, lessee and MGP Ingredients, Inc., lessor dated December 15, 2006 and recorded May 29, 2009 as document no. 09-12216.